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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                FEBRUARY 18, 2004
                ------------------------------------------------
                Date of Report (Date of Earliest Event Reported)



                           SCHERING-PLOUGH CORPORATION
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             (Exact name of registrant as specified in its charter)




         NEW JERSEY                    1-6571                    22-1918501
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(State or other jurisdiction   (Commission File Number)        (IRS Employer
     of incorporation)                                    Identification Number)



                            2000 GALLOPING HILL ROAD
                              KENILWORTH, NJ 07033
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          (Address of principal executive offices, including Zip Code)


                                 (908) 298-4000
              ----------------------------------------------------
              (Registrant's telephone number, including area code)
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ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

S&P Downgrade

On February 18, 2004 Standard & Poor's (S&P):

1. lowered Schering-Plough's corporate credit and long-term debt ratings to "A-" from "A,"

2. lowered its ratings on Schering-Plough's credit and commercial paper to "A-2" from "A-1,"

3. said the outlook on the ratings is negative, and

4. removed Schering-Plough's ratings from CreditWatch.

The S&P press release contains much other information that may be of interest to investors. That press release is attached to this 8-K as Exhibit 99.1.

Other Credit Ratings

In understanding the impact of the S&P downgrade, it is helpful to consider the credit ratings and recent credit rating actions of Moody's Investors Service (Moody's) and FitchRatings Service (Fitch), the other ratings agencies that rate Schering-Plough securities.

On October 9, 2003, Moody's lowered Schering-Plough's corporate credit rating to "A-3" from "A-1" and lowered its commercial paper rating to "P-2" from "P-1." Following this rating action, Moody's removed Schering-Plough from its Watchlist and revised its rating outlook to stable from negative. Moody's also stated that its credit rating assumed modest outflows to settle outstanding litigation or acquisitions and that a very large payment associated with litigation proceedings or acquisition activity could place pressure on the rating and/or outlook.

On November 20, 2003, Fitch downgraded Schering-Plough's senior unsecured and bank loan ratings to "A-" from "A+," and its commercial paper rating to "F2" from "F1." Schering-Plough's Rating Outlook remained negative. In announcing the downgrade, Fitch noted that the sales decline in Schering-Plough's leading product franchise, the INTRON franchise, was greater than anticipated, and that it was concerned that total company growth is reliant on the performance of two key growth drivers, ZETIA and REMICADE, in the near term.

Long-Term Borrowing with Step Up Provisions Tied to Credit Ratings

On November 26, 2003, the Company issued $1.25 billion aggregate principal amount of 5.3 percent senior unsecured notes due 2013 and $1.15 billion aggregate principal amount of 6.5 percent senior unsecured notes due 2033. Proceeds from this offering of $2.4 billion are being used for general corporate purposes, including to repay commercial paper outstanding in the United States. Upon issuance, the notes were rated A3 by Moody's Investors' Service (Moody's) and A+ (on CreditWatch with negative implications) by S&P. The interest rates payable on the notes are subject to adjustment. If the rating assigned to the notes by either Moody's or S&P is downgraded below "A3" or "A-," respectively, the interest rate payable on that series of notes will increase.

The February 18, 2004 S&P downgrade action and Moody's current rating does not trigger the credit rating step up provisions, so there will be no adjustment to the interest rate as a result of S&P's downgrade.


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Other Financial Arrangements Containing Credit Rating Downgrade Triggers

Schering-Plough has two separate arrangements that enable it to manage cash flows between its U.S. subsidiaries and its foreign-based subsidiaries. Both of these arrangements employ interest rate swaps and both of these arrangements have similar credit rating downgrade triggers which allow the counterparty to call for early termination. The credit rating downgrade triggers require Schering-Plough to maintain a long-term debt rating of at least "A2" by Moody's or "A" by S&P. Both S&P's and Moody's current credit ratings are now below this specified minimum. As a result, the counterparties to the interest rate swaps can call for early termination following a specified period as previously disclosed.

One of the arrangements utilizes two long-term interest rate swap contracts, one between a foreign-based subsidiary and a bank and the other between a U.S. subsidiary and the same bank. The two contracts have equal and offsetting terms and are covered by a master netting arrangement. The contract involving the foreign-based subsidiary permits the subsidiary to prepay a portion of its future obligation to the bank, and the contract involving the U.S. subsidiary permits the bank to prepay a portion of its future obligation to the U.S. subsidiary. Interest is paid on the prepaid balances by both parties at market rates. Prepayments totaling $1.9 billion have been made under both contracts as of December 31, 2003. The prepaid amounts have been netted in the preparation of the consolidated balance sheet in accordance with Financial Accounting Standards Board (FASB) Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts."

This arrangement provides that in the event Schering-Plough fails to maintain the required minimum credit ratings, the counterparty may terminate the transaction by designating an early termination date not earlier than 36 months following the date of such notice to terminate. However, if such notice is given, the early termination consequences discussed below would occur at the end of the three-year period.

Early termination requires repayment of all prepaid amounts, and repayment must occur in the original tax jurisdiction in which the prepaid amounts were made. Accordingly, early termination would require Schering-Plough's U.S. subsidiary to repay $1.9 billion to the bank and for the bank to repay $1.9 billion to Schering-Plough's foreign-based subsidiary.

The financial impact of early termination depends on the manner and extent to which Schering-Plough decides to finance its U.S. repayment obligation. Schering-Plough could finance its entire obligation by obtaining short- or long-term financing in the United States. (In this case, cash and debt would increase by equal amounts in the consolidated balance sheet.) However, Schering-Plough's ability to finance its obligation under the swaps will depend on Schering-Plough's credit ratings and business operations, as well as market conditions, at the time such financing is contemplated. Alternatively, Schering-Plough could repatriate to the United States some or all of the funds received by the foreign-based subsidiary. Repatriating funds could have U.S. income tax consequences depending primarily on profitability of the U.S. operations. Any such tax would be accrued against future earnings, and may result in Schering-Plough reporting a higher effective tax rate. Currently, the U.S. operations are generating tax losses. However, future tax losses may be insufficient to absorb any or all of the potential tax should Schering-Plough repatriate some or all of the funds received by the foreign-based subsidiary.

As stated above, termination of the transaction cannot occur earlier than 36 months following the date on which Schering-Plough receives a termination notice from the counterparty. Accordingly, early termination is not imminent. Due to this fact, as well as the alternative


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courses of action available to Schering-Plough in the event of early termination, the potential of early termination does not impact current liquidity and financial resources.

The second arrangement utilizes long-term interest rate swap contracts, one entered into in 1991 with a notional principal of $650 million and a second entered into in 1992 with a notional principal of $950 million. The terms of these contracts enable Schering-Plough to sell the right to receive payments while retaining the obligation to make payments. In 1991 and 1992, the U.S. parent company sold the rights to receive payments under both contracts to a foreign-based subsidiary in return for approximately $700 million (estimated fair market value at the time).

The contracts allow the counterparty to effectively terminate the transaction if Schering-Plough fails to maintain the required minimum credit ratings and within 60 days does not restore at least one of the required minimum credit ratings. Schering-Plough's credit rating fell below the required minimum credit rating on February 18, 2004. It is unlikely Schering-Plough will restore at least one of its credit ratings in the allotted time. Early termination of these contracts due to a credit rating downgrade would most likely result in the U.S. parent company reacquiring the right to receive payments from its foreign-based subsidiary and terminating the transaction with the counterparty on a net basis.

The reacquisition of the rights to receive payments under the swap contracts would occur either by the U.S. parent company buying back the rights for their fair market value or by having the foreign-based subsidiary dividend the rights back to the U.S. parent company. Buying back the right would necessitate funding in the United States, which Schering-Plough currently estimates would be approximately $450 million, which amounts would be transferred to the foreign-based subsidiary. In this case, cash and debt would increase by equal amounts in the consolidated balance sheet. Alternatively, having the foreign-based subsidiary dividend the rights back to the U.S. parent company could result in additional U.S. income taxes.

Presently, the U.S. operations of Schering-Plough are generating tax losses. These losses are expected to exceed the value of the intercompany dividend necessary to reacquire the rights. As a result, in the event of early termination, management has the alternative of reacquiring the rights and terminating the transaction with the counterparty without materially impacting liquidity or financial resources. Accordingly, management does not view early termination of this arrangement to be a material event impacting current liquidity and financial resources.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits. The following exhibit is filed with this 8-K:

99.1 Release issued by Standard & Poor's concerning Schering-Plough February 18, 2004


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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Schering-Plough Corporation


By /s/ Thomas H. Kelly
-----------------------------
Thomas H. Kelly
Vice President and Controller

Date: February 18, 2004


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EXHIBIT INDEX

The following exhibit is filed with this 8-K:

99.1 Release issued by Standard & Poor's concerning Schering-Plough February 18, 2004


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